Exhibit 99.1

Atlantic Avenue Acquisition Corp Receives Expected Notice from NYSE Regarding Delayed Quarterly Report

STAMFORD, Conn., May 27, 2021 – Atlantic Avenue Acquisition Corp (NYSE: ASAQ) (the “Company”), announced today that, on May 25, 2021, it received a notice (“Notice”) from NYSE Regulation stating that the Company is not in compliance with the Section 802.01E of the Listed Company Manual (the “Rule”) because the Company failed to timely file its Quarterly Report on Form 10-Q for the quarter ended March 31, 2021 (the “Form 10-Q”) with the Securities and Exchange Commission (“SEC”). The NYSE informed the Company that the Company has six months from the 10-Q filing due date to file the Form 10-Q. The Notice has no immediate effect on the listing or trading of the Company’s securities on the NYSE.

As previously disclosed in the Form 12b-25 filed on May 17, 2021 by the Company, on April 12, 2021, the Acting Director of the Division of Corporation Finance and Acting Chief Accountant of the SEC together issued a statement regarding the accounting and reporting considerations for warrants issued by special purpose acquisition companies entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Statement”).  As result of the SEC Statement, the Company’s management is reevaluating the accounting treatment of (i) the redeemable warrants that were included in the units issued by the Company in its initial public offering and (ii) the redeemable warrants that were issued in a private placement.

The Company is continuing to review the impacts of the SEC Statement on the Company’s unaudited financial statements for the quarterly period ended March 31, 2021 and is working diligently to complete the Form 10-Q as soon as reasonably practicable with the intention of regaining compliance. If the Company fails to file the 10-Q or any subsequent delayed filings within six months from the filing due date, the NYSE may, in its sole discretion, allow the Company’s securities to trade for up to an additional six months depending on the circumstances. If the NYSE determines that an additional six-month trading period is not appropriate, the Company’s securities will be subject to suspension and delisting from the NYSE.

Atlantic Avenue Acquisition Corp

Atlantic Avenue Acquisition Corp is a special purpose acquisition company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

Forward-Looking Statements

This press release may include “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this press release are forward-looking statements. These forward-looking statements include, without limitation, the Company’s expectations regarding the timing of the filing of the Form 10-Q. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results, including those under “Risk Factors” in the Annual Report on Form 10-K, filed March 25, 2021, and in subsequent reports filed with the SEC. Most of these factors are outside the Company’s control and are difficult to predict. The Company cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

For more information, contact:

Barry Best, CFO
info@asaqspac.com
(203) 989-9709